EXHIBIT 2.3

AMENDMENT NO. 1

TO

AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 (the “Amendment”) to Agreement and Plan of Merger (the “Merger Agreement”) dated January 9, 2005, by and among Antero Resources Corporation, a Delaware corporation (the “Company”), XTO Energy Inc., a Delaware Corporation (“Parent”), and XTO Barnett Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Subsidiary”), is entered into as of February 3, 2005. Capitalized terms used in this Amendment and not otherwise defined have the meanings given them in the Merger Agreement.

Recitals:

WHEREAS, the Company, Parent and Merger Subsidiary are parties to the Merger Agreement pursuant to which Merger Subsidiary will be merged with and into the Company (the “Merger”) with the Company continuing as the surviving corporation and wholly owned subsidiary of Parent;

WHEREAS, Parent desires to acquire the Pipeline Assets in connection with the Merger for a deemed Pipeline Assets Sale Price of $175,000,000; and

WHEREAS, the Company, Parent and Merger Subsidiary each desire to agree upon the acquisition of the Pipeline Assets by Parent and amend the Merger Agreement accordingly as set forth below.

Agreement:

NOW THEREFORE, in consideration of the premises and for good and valuable consideration, the adequacy, receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PURCHASE OF PIPELINE ASSETS

1.1 Acquisition of Pipeline Assets.

(a) Antero Resources Pipeline, LP shall continue to own the Pipeline Assets and shall remain a Subsidiary of the Company through the Closing of the Merger, and the Pipeline Assets shall not otherwise be disposed of by the Company or its Subsidiaries. For the purposes of the Merger Agreement, Parent shall be deemed to have purchased the Pipeline Assets for a Pipeline Assets Sale Price of $175,000,000 (the “Deemed Pipeline Assets Sale Price”) by consummating the Merger.

(b) The Deemed Pipeline Assets Sale Price shall not cause any increase or decrease in the Cash Merger Consideration pursuant to Section 2.10(b)(ii) and (iii) of the Merger Agreement.

(c) The agreement set forth in this Section 1.1 shall satisfy in all respects (i) the covenants of the Company set forth in Section 4.7 of the Merger Agreement and (ii) the condition to the obligations of the Company set forth in Section 7.3(c) of the Merger Agreement.

(d) The Company shall have no obligation to use any portion of the Deemed Pipeline Assets Sale Price to repay outstanding Debt.

(e) In accordance with Section 5.5 of the Merger Agreement, Section 3.1(w)(iii) of the Merger Agreement shall be amended by substituting the words “Gathering Assets (including the Pipeline Assets) and Other Pipeline Assets” in each instance where the words “Other Pipeline Assets” presently appear.

1.2 Transition Services Agreement. The Transition Services Agreement to be executed at Closing between Parent and Antero II in accordance with Sections 7.2(c) and 7.3(f) of the Merger Agreement, shall also provide for the transition and operation of the Pipeline Assets.

ARTICLE II

GENERAL

2.1 Entire Agreement. Except as expressly modified hereby, the Merger Agreement shall remain in full force and effect as originally executed without amendment or modification. The Merger Agreement (which term shall be deemed to include the exhibits and schedules hereto and the other certificates, documents and instruments delivered hereunder) as modified by this Amendment, the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement of the parties hereto and supersede all prior agreements, letters of intent and understandings, both written and oral, among the parties with respect to the subject matter of the Merger Agreement as modified by this Amendment, the other Transaction Documents and the Confidentiality Agreement. There are no representations or warranties, agreements or covenants other than those expressly set forth in the Merger Agreement as modified by this Amendment, the other Transaction Documents and the Confidentiality Agreement.

2.2 Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be considered an original for all purposes, and all of which when taken together shall constitute a single counterpart.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

THE COMPANY:

ANTERO RESOURCES CORPORATION

By:	/s/ GLEN C. WARREN, JR.
Name:	Glen C. Warren, Jr.
Title:	President, Chief Financial Officer and
Secretary

PARENT:

XTO ENERGY INC.

By:	/s/ VAUGHN O. VENNERBERG II
Name:	Vaughn O. Vennerberg II
Title:	Executive Vice President - Administration

MERGER SUBSIDIARY:

XTO BARNETT INC.

By:	/s/ VAUGHN O. VENNERBERG II
Name:	Vaughn O. Vennerberg II
Title:	President

SIGNATURE PAGE TO

AMENDMENT NO. 1 TO

AGREEMENT AND PLAN OF MERGER